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                                                                       EXHIBIT 8

[Graham & Dunn PC Letterhead]

January 21, 2005

Glacier Bancorp, Inc.
49 Commons Loop
Kalispell, Montana 59901

Citizens Bank Holding Company
280 South Arthur
Pocatello, Idaho 83204

RE: TAX OPINION - MERGER OF CITIZENS BANK HOLDING COMPANY WITH AND INTO GLACIER BANCORP, INC.

Ladies and Gentlemen:

This letter responds to your request for our opinion as to certain of the federal income tax consequences of the merger (the "Merger") of Citizens Bank Holding Company, a corporation organized and existing under the laws of the State of Idaho ("Citizens"), with and into Glacier Bancorp, Inc., a corporation organized and existing under the laws of the State of Montana ("Glacier"). Glacier will be the surviving corporation in the Merger.

We have acted as legal counsel to Glacier in connection with the Merger. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals, of the following documents, including all exhibits and schedules attached to thereto:

      The Plan and Agreement of Merger, dated December 15, 2004, by and among Citizens, Glacier and Citizens Community Bank (the "Plan");

      The Form S-4 Registration Statement, dated January 21, 2005, filed with the U.S. Securities and Exchange Commission;

      Factual representations set forth in a letter from Citizens and Glacier;
      and

      Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary to render our opinion.

We have assumed, without independent investigation or review, the accuracy and completeness of the facts, representations and warranties contained in those documents or otherwise made known to us, and that the Merger will be effected in accordance with the terms of the Plan.

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Glacier Bancorp, Inc.
Citizens Bank Holding Company
January 21, 2005
Page 2

We have also assumed that in connection with the Merger and pursuant to the Plan each share of the Citizens voting common stock will be exchanged for the consideration described in the Plan; shareholders of Citizens who perfect their dissenters rights under state law will be paid the cash value for their Citizens shares; Citizens will make such payments without reimbursement by Glacier; and upon the consummation of the Merger, Glacier will continue the business of Citizens under Glacier's name and using substantially all of Citizens' assets.

Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated, it is our opinion that:

      1.    The Merger will constitute a reorganization within the meaning of
            Section 368(a)(1)(A) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") and Citizens and Glacier will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

      2. A holder of shares of Citizens common stock who receives solely cash in exchange for those shares of Citizens common stock, owns those shares as capital assets and does not actually or constructively own shares of Glacier after the Merger, will recognize capital gain or loss. The amount of such gain or loss will be equal to the difference between the amount of cash received and the shareholder's aggregate tax basis in the shares of Citizens common stock exchanged. The gain or loss will be long-term capital gain or loss if such shares of Citizens common stock were held for more than one year.

      3. A holder of shares of Citizens common stock who receives both Glacier common stock and cash consideration in exchange for those shares of Citizens common stock will recognize gain, but not loss, to the extent of the lesser of the gain realized or the amount of cash received. Any gain recognized by a shareholder who owns his or her shares of Citizens common stock as capital assets will be treated as capital gain, if the exchange is, with respect to such shareholder, either "substantially disproportionate" or "not essentially equivalent to a dividend," each within the meaning of IRC Section 302(b).

            The exchange will be "substantially disproportionate" with respect to a holder of Citizens common stock if the percentage of shares of outstanding Glacier common stock (actually and constructively) owned

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Glacier Bancorp, Inc.
Citizens Bank Holding Company
January 21, 2005
Page 3

            by the shareholder immediately after the Merger is less than 80% of the percentage of the outstanding shares of Glacier common stock (actually and constructively) owned by the shareholder immediately before the Merger, and the shareholder owns less than 50% of the combined voting power of all classes of Glacier common stock entitled to vote on any matter requiring approval by Glacier's shareholders. For purposes of determining the percentage of the outstanding shares of Glacier common stock (actually and constructively) owned by a shareholder immediately before the Merger, the shareholder is treated as if (1) all such shareholder's shares of Citizens common stock were first exchanged in the Merger for shares of Glacier common stock, and (2) a portion of those shares of Glacier common stock were then redeemed for the cash actually received in the Merger.

            The exchange will be "not essentially equivalent to a dividend" with respect to a holder of Citizens common stock if the reduction in such shareholder's stock ownership is a "meaningful reduction," given his or her particular facts and circumstances. The Internal Revenue Service (the "IRS") has ruled that a reduction in the stock ownership of a minority shareholder who owns a small number of shares in a publicly and widely held corporation, and who exercises no control over the affairs of the corporation, will meet this test.

      4. A holder of Citizens common stock who receives solely Glacier common stock in exchange for his or her shares of Citizens common stock will not recognize any gain or loss except in respect to cash received in lieu of any fractional share of Glacier Common Stock.

This opinion represents only our best legal judgment as to the probable federal income tax consequences of the Merger, based upon existing law. It is not binding upon the IRS or any court and has no official status of any kind; and no private ruling regarding the matters discussed herein has been or will be requested from the IRS. The IRS has ruled in a number of private rulings that transactions substantially identical to the Merger result in tax consequences consistent with those described herein. Although such rulings do not constitute authority on which we can rely in expressing our opinion, such rulings generally do reflect the position of the IRS. This opinion is not intended to be a conclusive statement as to all of the tax consequences of the Merger and is expressly limited to the matters addressed. Moreover, its provides only a general description of how the tax laws apply to the Merger, without taking into account the specific facts and circumstances surrounding each shareholder of Citizens. Such specific facts and circumstances could result in a shareholder being taxed differently than as described herein. Each shareholder is therefore urged to consult with his or her own tax advisor with respect to his or her individual tax situation. This opinion is rendered as of the date of first set forth above. We assume no obligation to update or supplement this opinion to reflect any change or modification of the facts or circumstances that may hereafter come to our attention or any change

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Glacier Bancorp, Inc.
Citizens Bank Holding Company
January 21, 2005
Page 4

in law that may hereafter become effective This opinion is intended solely for the benefit of Glacier and Citizens, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us in the Registration Statement under the heading "Certain Federal Income Tax Consequences." By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

GRAHAM & DUNN PC

/s/ Graham & Dunn PC